UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


             Information to be Included in Statements Filed Pursuant
                  to Rule 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2.


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                    SHANDA INTERACTIVE ENTERTAINMENT LIMITED
--------------------------------------------------------------------------------
                              (Name of Issuer)


                   ORDINARY SHARES, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 81941Q 20 3(1)
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              JANUARY 12, 2005(2)
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) This CUSIP number applies to the Issuer's American Depositary Shares, each representing two Ordinary Shares.

(2) The date the reporting persons acquired the shares beneficially owned by them pursuant to a partnership distribution.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 2 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SB ASIA INFRASTRUCTURE FUND L.P.
        TAX ID NUMBER: 98-0361611

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
                           5       Sole Voting Power

                                   657,498 ORDINARY SHARES
   NUMBER OF               -----------------------------------------------------
    SHARES                 6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                       0
     EACH                  -----------------------------------------------------
   REPORTING               7       Sole Dispositive Power
    PERSON
      WITH                         657,498 ORDINARY SHARES
                           -----------------------------------------------------
                           8       Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        657,498 ORDINARY SHARES
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](3)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.5%(4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        PN
--------------------------------------------------------------------------------

(3)  See Item 8 below.

(4) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 3 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SAIF PARTNERS LP

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        DELAWARE
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  411,714 ORDINARY SHARES(5)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        411,714 ORDINARY SHARES(5)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        411,714 ORDINARY SHARES(5)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](6)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.3%(7)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        PN
--------------------------------------------------------------------------------

(5) This figure gives effect to the sale of 100,000 Ordinary Shares by SAIF Partners LP on January 14, 2005.

(6)  See Item 8 below.

(7) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 4 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SAIF MANAGERS LLC

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        DELAWARE
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  411,714 ORDINARY SHARES(8)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        411,714 ORDINARY SHARES(8)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        411,714 ORDINARY SHARES(8)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](9)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.3%(10)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        PN
--------------------------------------------------------------------------------

(8) Solely as the general partner of SAIF Partners LP. This figure gives effect to the sale of 100,000 Ordinary Shares by SAIF Partners LP on January 14, 2005.

(9)  See Item 8 below.

(10) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 5 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SB ASIA PACIFIC INVESTMENTS LIMITED
        TAX ID NUMBER: 98-0401362

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  5,180,739 ORDINARY SHARES(11)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        5,180,739 ORDINARY SHARES(11)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,180,739 ORDINARY SHARES(11)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](12)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        3.7%(13)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        CO
--------------------------------------------------------------------------------

(11) This figure includes (i) 4,523,241 shares held directly and (ii) 657,498 shares held by SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners LP, the general partner of which is SB Asia Pacific Investments Limited.

(12) See Item 8 below.

(13) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 6 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SB ASIA PACIFIC PARTNERS L.P.
        TAX ID NUMBER: 98-0401363

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  657,498 ORDINARY SHARES(14)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        657,498 ORDINARY SHARES(14)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        657,498 ORDINARY SHARES(14)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](15)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.5%(16)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        PN
--------------------------------------------------------------------------------

(14) Solely as the general partner of SB Asia Infrastructure Fund L.P.

(15) See Item 8 below.

(16) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 7 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        ASIA INFRASTRUCTURE INVESTMENTS LIMITED
        TAX ID NUMBER: 98-0349592

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  5,180,739 ORDINARY SHARES(17)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        5,180,739 ORDINARY SHARES(17)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,180,739  ORDINARY SHARES(17)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](18)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        3.7%(19)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        CO
--------------------------------------------------------------------------------

(17) This figure includes: (i) 4,523,241 shares beneficially owned as the sole shareholder of SB Asia Pacific Investments Limited which holds the shares directly and (ii) 657,498 shares beneficially owned as the sole shareholder of SB Asia Pacific Investments Limited, which is the general partner of SB Asia Pacific Partners L.P., which is the general partner of SB Asia Infrastructure Fund L.P. which holds the shares directly.

(18) See Item 8 below.

(19) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 8 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SB FIRST SINGAPORE PTE. LTD.

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        SINGAPORE
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  5,180,739 ORDINARY SHARES(20)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        5,180,739 ORDINARY SHARES (20)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,180,739 ORDINARY SHARES (20)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](21)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        3.7%(22)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        CO
--------------------------------------------------------------------------------

(20) This figure includes: (i) 4,523,241 shares held directly by SB Asia Pacific Investments Limited; the sole shareholder of SB Asia Pacific Investments Limited is Asia Infrastructure Investments Limited which is controlled, in respect of its authority over SB Asia Pacific Investments Limited, by SB First Singapore Pte. Ltd. and (ii) 657,498 shares held directly by SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners L.P., the general partner of which is SB Asia Pacific Investments Limited; the sole shareholder of SB Asia Pacific Investments Limited is Asia Infrastructure Investments Limited which is controlled, in respect of its authority over SB Asia Pacific Investments Limited, by SB First Singapore Pte. Ltd.

(21) See Item 8 below.

(22) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                   PAGE 9 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        SOFTBANK CORP.

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        JAPAN
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  5,180,739 ORDINARY SHARES (23)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      0
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        5,180,739 ORDINARY SHARES (23)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,180,739 ORDINARY SHARES (23)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](24)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        3.7%(25)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        CO
--------------------------------------------------------------------------------

(23) This figure includes: (i) 4,523,241 shares held directly by SB Asia Pacific Investments Limited, the sole shareholder of which is Asia Infrastructure Investments Limited which is controlled, in respect of its authority over SB Asia Pacific Investments Limited, by SB First Singapore Pte. Ltd.; the sole shareholder of SB First Singapore Pte. Ltd. is Softbank Corp. and
     (ii) 657,498 shares held directly by SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners L.P., the general partner of which is SB Asia Pacific Investments Limited; the sole shareholder of SB Asia Pacific Investments Limited is Asia Infrastructure Investments Limited which is controlled, in respect of its authority over SB Asia Pacific Investments Limited, by SB First Singapore Pte. Ltd. the sole shareholder of which is Softbank Corp.

(24) See Item 8 below.

(25) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 10 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        RONALD D. FISHER

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        UNITED STATES
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  5,180,739 ORDINARY SHARES (26)
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      411,714 ORDINARY SHARES (27)
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        5,180,739 ORDINARY SHARES (26)
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  411,714 ORDINARY SHARES (27)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,592,453 ORDINARY SHARES (26)(27)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [_]


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        4.0%(28)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        IN
--------------------------------------------------------------------------------

(26) This figure includes: (i) 4,523,241 shares held directly by SB Asia Pacific Investments Limited, of which Mr. Fisher is the sole director and which shares Mr. Fisher may thereby be deemed to beneficially own and
     (ii) 657,498 shares held directly by SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners LP, the general partner of which is SB Asia Pacific Investments Limited, of which Mr. Fisher is the sole director and which shares Mr. Fisher may thereby be deemed to beneficially own.

(27) This figure includes 411,714 shares held directly by SAIF Partners LP, the general partner of which is SAIF Managers LLC, of which Mr. Fisher is a Manager and which shares Mr. Fisher may thereby be deemed to beneficially own. This figure gives effect to the sale of 100,000 Ordinary Shares by SAIF Partners LP on January 14, 2005. The filing of this Schedule 13G shall not be construed as an admission that Mr. Fisher is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any shares covered by this Schedule 13G.

(28) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 11 OF 17 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

        ANDREW Y. YAN

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        UNITED STATES
--------------------------------------------------------------------------------
                          5       Sole Voting Power

                                  0
   NUMBER OF              -----------------------------------------------------
    SHARES                6       Shared Voting Power
  BENEFICIALLY
    OWNED BY                      411,714 ORDINARY SHARES (29)
     EACH                 -----------------------------------------------------
   REPORTING              7       Sole Dispositive Power
    PERSON
      WITH                        0
                          -----------------------------------------------------
                          8       Shared Dispositive Power

                                  411,714 ORDINARY SHARES (29)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        411,714 ORDINARY SHARES (29)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [X](30)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.3%(31)
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        IN
--------------------------------------------------------------------------------

(29) This figure represents 411,714 shares held directly by SAIF Partners LP, the general partner of which is SAIF Managers LLC, of which Mr. Yan is a Manager and which shares Mr. Yan may thereby be deemed to beneficially own. This figure gives effect to the sale of 100,000 Ordinary Shares by SAIF Partners LP on January 14, 2005. The filing of this Schedule 13G shall not be construed as an admission that Mr. Yan is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any shares covered by this Schedule 13G.

(30) See Item 8 below.

(31) Based on 139,960,328 Ordinary Shares outstanding as of December 31, 2004, as reported by the Issuer on its registration statement on Form F-1 filed with the Securities and Exchange Commission on January 13, 2005.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 12 OF 17 PAGES
--------------------------------------------------------------------------------


ITEM 1(a)         NAME OF ISSUER:

                  Shanda Interactive Entertainment Limited

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203 China.

ITEM 2(a)         NAME OF PERSON FILING:

                  SB Asia Infrastructure Fund L.P., a Cayman Islands limited partnership (the "Fund"), SB Asia Pacific Partners L.P., a Cayman Islands limited partnership (the "GP"), SB Asia Pacific Investments Limited, a Cayman Islands corporation ("SB Investments"), SAIF Partners LP, a Delaware limited partnership ("SAIF Partners"), SAIF Managers LLC, a Delaware limited liability company ("SAIF Managers"), Asia Infrastructure Investments Limited, a Cayman Islands corporation ("Asia Investments"), SB First Singapore Pte. Ltd., a Singapore corporation ("SB Singapore"), SOFTBANK Corp., a Japanese corporation ("SOFTBANK"), Ronald D. Fisher ("Mr. Fisher") and Andrew Y. Yan ("Mr. Yan" and, together with the Fund, the GP, SB Investments, SAIF Partners, SAIF Managers, Asia Investments, SB Singapore, SOFTBANK and Mr. Fisher, the "Reporting Persons"). The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

ITEMS 2(b), (c)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE;
                  CITIZENSHIP OF REPORTING PERSONS

                  The principal business address of the Fund is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. The Fund is a Cayman Islands limited partnership.

                  The principal business address of the GP is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. The GP is a Cayman Islands limited partnership.

                  The principal business address of SB Investments is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. SB Investments is a Cayman Islands corporation.

                  The principal business address of SAIF Partners is 1209 Orange Street, Wilmington DE 19801. SAIF Partners is a Delaware limited partnership.

                  The principal business address of SAIF Managers is 1209 Orange Street, Wilmington DE 19801. SAIF Managers is a Delaware limited liability company.

                  The principal business address of Asia Investments is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. Asia Investments is a Cayman Islands corporation.

                  The principal business address of SB Singapore is 8 Cross Street, #11-000 PwC Building, Singapore 048424. SB Singapore is a Singapore corporation.

                  The principal business address of SOFTBANK is 24-1, Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103-8501, Japan. SOFTBANK is a Japanese corporation.

                  The principal business address of Mr. Fisher is c/o SOFTBANK, Inc., 1188 Centre Street, Newton Center, MA 02459. Mr. Fisher is a citizen of the United States.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 13 OF 17 PAGES
--------------------------------------------------------------------------------


                  The principal business address of Mr. Yan is c/o SAIF Advisors Limited, Two Pacific Place Suites 2115-2118, 88 Queensway, Hong Kong. Mr. Yan is a citizen of the United States.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares, $0.01 par value per share


ITEM 2(e)         CUSIP NUMBER:

                  81941Q 20 3(1)

(1) This CUSIP number applies to the Issuer's American Despositary Shares, each representing two Ordinary Shares.

ITEM 3.           STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c):

                  Not applicable.

ITEM 4.           OWNERSHIP


                  (a)  Amount Beneficially Owned:

                       SOFTBANK                       5,180,739 Ordinary Shares

                       SB Singapore                   5,180,739 Ordinary Shares

                       Asia Investments               5,180,739 Ordinary Shares

                       SB Investments                 5,180,739 Ordinary Shares

                       The GP                           657,498 Ordinary Shares

                       The Fund                         657,498 Ordinary Shares

                       SAIF Managers                    411,714 Ordinary Shares

                       SAIF Partners                    411,714 Ordinary Shares

                       Mr. Fisher                     5,592,453 Ordinary Shares

                       Mr. Yan                          411,714 Ordinary Shares

                  (b)  Percent of Class:

                       SOFTBANK                                            3.7%

                       SB Singapore                                        3.7%

                       Asia Investments                                    3.7%

                       SB Investments                                      3.7%

                       The GP                                              0.5%

                       The Fund                                            0.5%

                       SAIF Managers                                       0.3%

                       SAIF Partners                                       0.3%

                       Mr. Fisher                                          4.0%

                       Mr. Yan                                             0.3%

                  (c)  Number of shares as to which such person has:

                       (i)   sole power to vote or direct the vote:

                             SOFTBANK                 5,180,739 Ordinary Shares

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 14 OF 17 PAGES
--------------------------------------------------------------------------------


                             SB Singapore             5,180,739 Ordinary Shares

                             Asia Investments         5,180,739 Ordinary Shares

                             SB Investments           5,180,739 Ordinary Shares

                             The GP                     657,498 Ordinary Shares

                             The Fund                   657,498 Ordinary Shares

                             SAIF Managers              411,714 Ordinary Shares

                             SAIF Partners              411,714 Ordinary Shares

                             Mr. Fisher               5,180,739 Ordinary Shares

                             Mr. Yan                          0 Ordinary Shares

                       (ii)  shared power to vote or direct the vote:

                             SOFTBANK                         0 Ordinary Shares

                             SB Singapore                     0 Ordinary Shares

                             Asia Investments                 0 Ordinary Shares

                             SB Investments                   0 Ordinary Shares

                             The GP                           0 Ordinary Shares

                             The Fund                         0 Ordinary Shares

                             SAIF Managers                    0 Ordinary Shares

                             SAIF Partners                    0 Ordinary Shares

                             Mr. Fisher                 411,714 Ordinary Shares

                             Mr. Yan                    411,714 Ordinary Shares

                       (iii) sole power to dispose or to direct the disposition
                             of:

                             SOFTBANK                 5,180,739 Ordinary Shares

                             SB Singapore             5,180,739 Ordinary Shares

                             Asia Investments         5,180,739 Ordinary Shares

                             SB Investments           5,180,739 Ordinary Shares

                             The GP                     657,498 Ordinary Shares

                             The Fund                   657,498 Ordinary Shares

                             SAIF Managers              411,714 Ordinary Shares

                             SAIF Partners              411,714 Ordinary Shares

                             Mr. Fisher               5,180,739 Ordinary Shares

                             Mr. Yan                          0 Ordinary Shares

                       (iv) shared power to dispose or to direct the disposition of:

                             SOFTBANK                         0 Ordinary Shares

                             SB Singapore                     0 Ordinary Shares

                             Asia Investments                 0 Ordinary Shares

                             SB Investments                   0 Ordinary Shares

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 15 OF 17 PAGES
--------------------------------------------------------------------------------


                             The GP                           0 Ordinary Shares

                             The Fund                         0 Ordinary Shares

                             SAIF Managers                    0 Ordinary Shares

                             SAIF Partners                    0 Ordinary Shares

                             Mr. Fisher                 411,714 Ordinary Shares

                             Mr. Yan                    411,714 Ordinary Shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [X]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Exhibit A attached hereto.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATIONS

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 16 OF 17 PAGES
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In addition, by signing below, the undersigned agrees that this
Schedule 13G may be filed jointly on behalf of each of the Reporting Persons.

Dated:  January 31, 2005



SOFTBANK CORP.                                    SB FIRST SINGAPORE PTE. LTD.

By:      /s/ Steven J. Murray                     By:      /s/ Steven J. Murray
   ------------------------------------------        ------------------------------------------
Name:    Steven J. Murray                         Name:    Steven J. Murray
Title:   Attorney-in-Fact                         Title:   Attorney-in-Fact



ASIA INFRASTRUCTURE INVESTMENTS LIMITED           SB ASIA PACIFIC INVESTMENTS LIMITED

By:      /s/ Ronald D. Fisher                     By:      /s/ Ronald D. Fisher
   ------------------------------------------        ------------------------------------------
Name:    Ronald D. Fisher                         Name:    Ronald D. Fisher
Title:   Director                                 Title:   Director



SB ASIA PACIFIC PARTNERS L.P.                     SB ASIA INFRASTRUCTURE FUND L.P.

By:      /s/ Ronald D. Fisher                     By:      /s/ Ronald D. Fisher
   ------------------------------------------        ------------------------------------------
Name:    Ronald D. Fisher                         Name:    Ronald D. Fisher
Title:   Director of SB Asia Pacific              Title:   Director of SB Asia Pacific
         Investments Limited, which is the                 Investments Limited, which is the
         General Partner of SB Asia Pacific                General Partner of SB Asia Pacific
         Partners L.P.                                     Partners L.P. which is the General
                                                           Partner of SB Asia Infrastructure
                                                           Fund L.P.


SAIF MANAGERS LLC                                 RONALD D. FISHER

By:      /s/ Ronald D. Fisher                              /s/ Ronald D. Fisher
   ------------------------------------------     ---------------------------------------------
Name:    Ronald D. Fisher                         Name:    Ronald D. Fisher
Title:   Managing Member


SAIF PARTNERS LP                                  ANDREW Y. YAN

By:      /s/ Ronald D. Fisher                              /s/ Andrew Y. Yan
   ------------------------------------------     ---------------------------------------------
Name:    Ronald D. Fisher                         Name:    Andrew Y. Yan
Title:   Managing Member of SAIF Managers LLC,
         which is the General Partner of SAIF
         Partners LP

CUSIP NO. 81941Q 20 3          SCHEDULE 13G                  PAGE 17 OF 17 PAGES
--------------------------------------------------------------------------------


                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The Reporting Persons have a relationship with Cisco Systems, Inc. ("Cisco") by virtue of an agreement among Cisco, the Fund, the GP, SAIF Partners, SB Investments and Asia Investments pursuant to which Cisco, SAIF Partners and SB Investments agreed to allocate the volume limitation set forth by Rule 144 under the Securities Act of 1933, as amended, so that sales of Ordinary Shares by the parties that may be subject to Rule 144 in the aggregate would not exceed such volume limitation. The ongoing obligations under this agreement are intended solely to facilitate compliance with Rule 144 and enable each applicable party to sell a portion of its securities in any 3-month period. The parties have no agreement as to whether, when or how any of them will effect any sales other than the allocation described above. These obligations will expire on the earlier of: (i) January 12, 2006 or (ii) with respect to any party, the date on which such party's sales are no longer aggregated with the sales of the other parties under Rule 144.

         By virtue of the agreement described above, it could be alleged that a "group" has been formed within the meaning of Rule 13d-5(b)(1) of the Act. While none of the Reporting Persons concedes that such a "group" has been formed, this filing is being made as if such a "group" exists to ensure compliance with the Act. The Reporting Persons have been advised that Cisco is separately reporting their ownership of the Issuer's Ordinary Shares on a Schedule 13G.

         The Reporting Persons disclaim beneficial ownership of any Ordinary Shares of the Issuer owned by Cisco.